EXHIBIT 99.2

To Form 8-K dated January 28, 2016

Final Transcript

   Customer: Seacoast Banking Corporation

   Call Title: Fourth Quarter and Year End Earnings Conference

   Confirmation Number: 41643854

   Host: Dennis Hudson

   Date: January 29, 2016

   Time/Time Zone: 10:00 AM Eastern Time

SPEAKERS

Dennis S. Hudson – Chairman/Chief Executive Officer

Stephen Fowle – Chief Financial Officer

ANALYSTS

Bob Ramsey – FBR Capital

PRESENTATION

Operator: Welcome to the Seacoast Fourth Quarter and Year-End Earnings Conference Call. My name is Christine, and I will be your operator for today's call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Denny Hudson, CEO. You may begin.

Dennis S. Hudson: Thank you very much for joining us today for Seacoast’s fourth quarter earnings conference call. Our press release released yesterday after the market close and slides with supplementary information are posted on our website at seacoastbanking.com.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated January 28, 2016

Before we begin, I’ll direct your attention as we always do to the statement contained at the end of the press release regarding forward-looking statements that we will be making during our call. We’ll be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and as a result our comments are intended to be covered within the meaning of that act.

With me today is Steve Fowle, our Chief Financial Officer, who will be discussing our financial and operating results. Also joining us in the room are Chuck Cross, who leads our Commercial Banking Team; Chuck Shaffer, who heads Community Banking; David Houdeshell, our Chief Credit Officer; and Jeff Lee, our Chief Marketing Officer. We’ll all be available to answer questions following the conclusion of our prepared remarks.

We are very pleased with Seacoast’s fourth quarter results, which cap a year of strategic development and operational progress in which we grew core earnings per share on a diluted basis by 46%. Our balanced growth strategy, comprised of digital and other investments that expand our franchise combined with selective strategic transactions that deepen market presence and enable us to market to our acquired bank’s customers, continue to produce results for shareholders in the fourth quarter and for the year as a whole.

Fourth quarter revenue rose to $36.9 million, an increase of 16% year-on-year. We pulled this growth to the bottom line as well with adjusted fourth quarter net income rising 56% to $6.5 million compared with the year-ago period. Note that the increase in adjusted income excludes the $416,000 bargain purchase gain resulting from post-acquisition recoveries related to our acquisition of Grand Bankshares in Palm Beach earlier this year.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated January 28, 2016

While our successful integration of recent acquisitions made a meaningful contribution to our fourth quarter performance, our operating results show the impact of our investments in organic growth. Total loans excluding acquisitions increased 12% or $218 million compared to the same quarter last year, and the households served increased 5% organically compared with year-ago levels during the quarter. When we include our acquisitions, our households grew this year by about 8%.

As our customers rely less on high-cost branch and paper-based transactions and more on lower cost digital operations we provide them, Seacoast has reaped substantial operating efficiency. We are enormously pleased with some of the other results during the fourth quarter. More than 10% of deposit accounts were opened outside the branch, up from virtually none in 2014. Nearly 30% of deposits were made outside of our branch network compared with around 20% in late 2014, and consumer loans originated outside of our branches averaged 24% of total consumer loans compared to zero in 2014.

Turning to acquisitions, the integration of recently acquired BankFIRST in Orlando and Grand Bankshares in Palm Beach made meaningful contributions to the quarter's results. Both acquisitions grew households served by the 90-day mark following the close of those transactions. Growth in our Orlando franchise in the first year following the integration has exceeded our expectations with households rising 7%. So, not only have these acquisitions scaled up our level of households, they’re also now contributing to higher organic growth.

The acquisition of BankFIRST in Orlando, which occurred just over a year ago, has served as a cornerstone for our expansion in Central Florida and set the stage for the acquisition of BMO Harris’ Orlando banking operations which we announced in October, and Floridian Bank which we announced in November. These transactions will make us a top ten Orlando bank and a top five Florida-based bank based on deposits.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated January 28, 2016

We have received regulatory approval for both of these transactions, and we expect to close the Floridian acquisition late in the first quarter and the BMO Harris branch purchase late in the second quarter. We look forward to welcoming more than 14,000 new households to the Seacoast family once these transactions are completed.

The tremendous flexibility of our technology platform enables us to more quickly optimize locations without diminishing customer service and product delivery. We consolidated three branches during 2015 with very minimal customer impact and anticipate that we will consolidate an additional four legacy locations in the first half of 2016. Again, as our customers discover greater convenience, we can adjust the pace of consolidation.

We closed out 2015 well-positioned to drive further increases in shareholder value. As we consider our business today and our vision for continued execution of our balanced growth strategy, we expect to produce earnings per share of $1 in 2016 and a substantial increase in our earnings run rate as we exit the year. We continue to commit to maintaining a disciplined approach to growing our balance sheet with a focus on organic growth, and we believe we will continue to drive long-term shareholder value.

With that, I’d like to turn the call over to Steve Fowle, our Chief Financial Officer, to discuss some results for the quarter, and afterwards we look forward to your questions. Steve?

Stephen A. Fowle: Thank you, Denny, and thanks to all of you for taking the time to join us this morning. Our fourth quarter results improved both year-over-year and sequentially, showing the operating leverage inherent in Seacoast’s commercial loan origination and out-of-branch consumer transaction convenience.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated January 28, 2016

Fourth quarter diluted EPS rose to $0.18 per share compared with a $0.05 loss in the year-ago period. Net income was $6 million compared to a fourth quarter loss of $1.5 million last year.

Adjusted earnings, factoring out merger-related and other non-core items, was $6.5 million or $0.19 per diluted share, up 46% from $0.13 in the fourth quarter last year and nearly flat linked quarter. For the year as a whole, earnings per share more than tripled to $0.66 per share in 2015 as strong, prudent loan growth combined with successful acquisitions to grow margin and operating leverage.

As with past quarters, we continue to drive growth by leveraging our investment in digital analytics as well as our commercial banking service offering. As Denny mentioned, customer acquisition remained strong, and households grew at a 5% annualized quarterly rate matching organic household growth rate of 5% for all of 2015.

Loans increased $57 million or 3% sequentially and 18% over the last year, and 12% after adjusting for the Grand acquisition. Much of this quarter's growth came late in the quarter, and again, this growth was attained while maintaining a diverse, granular, self-originated loan portfolio with an average Q4 loan size of $139,000.

Deposit growth accelerated with seasonal public fund inflows. Deposits increased $102 million or 4%, not annualized, from third quarter levels. Year-over-year deposits grew $428 million or 18%, 10% when adjusted for acquisitions. Of note, non-interest demand deposits represent a strong 30% of deposits. Including interest checking, demand deposits represent 56% of total deposits, and our overall cost of deposits stands at just 12 basis points.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated January 28, 2016

Turning to our income statement, the net income was impacted by two notable items this quarter. First, during the fourth quarter we had recoveries from loans and REO acquired from Grand Bank. These recoveries exceeded the provisional mark we had made for the assets at the time of the transaction. When the revised value associated with the assets was recorded, in accordance with GAAP, we eliminated Grand’s goodwill and recorded approximately $416,000 of bargain purchase gain. This was a $1.6 million swing in valuation from previous estimates.

Second, we made progress in our pending acquisition of Floridian and our BMO Harris Orlando branch purchase. Costs related to these acquisitions and other adjusting entries are noted in our press release. As Denny stated, we recently received regulatory approval for both acquisitions.

With these adjustments, we recorded an adjusted EPS of $0.19, as follows.

During the quarter, we recorded $29.1 million in net interest income or a NIM of 3.67%. Net interest income improved a strong $4.4 million or 18% from prior year levels and was up slightly linked quarter. The linked quarter improvement is notable as Q3 included about $700,000 to $800,000 or 10 basis points in excess purchase loan accretion largely due to modifications of current relationships during that third quarter. We recorded essentially no excess purchase loan accretion in Q4.

Net interest margin improved 11 basis points from Q4 2014 and was down 8 basis points sequentially. Remember, though, that Q3 had about 10 basis points of NIM from excess loan appreciation. So, directionally, margin continues to see upside. We’ve been successful in driving fundamental margin and net interest income improvement as we’ve enhanced our balance sheet mix and as we’ve actively managed asset yields.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated January 28, 2016

For next quarter, we expect a slight increase in net interest income as growth is offset by a shorter quarter, and relatively flat to slightly decreased net interest margin as benefit of loan growth is offset by $100 million in security purchases made at the end of 2015, in December, in anticipation of liquidity from the upcoming BMO Harris branch purchase.

As we progress through 2016, organic growth and acquisitions will add substantially to net interest income, but margin will be diluted as we initially deploy liquidity from our branch purchase into securities.

Adjusted fee income was up a strong 9% from 2014 levels, reflecting household growth. Notably, interchange income, a good measure of customer growth and engagement, increased 24% from prior year levels. Debit card transaction volume hit a record for Seacoast in the fourth quarter. Linked quarter, fee income decreased $300,000 to $7.8 million as holiday-driven slowdowns in mortgage banking, brokerage, and marine fees outweighed activity related fee increases in areas like interchange.

Overall in 2015, our fee growth outpaced customer acquisition rates. We see additional opportunity for outsized growth in 2016 as we further penetrate our new markets for Seacoast with fee-based businesses like mortgage and wealth.

Fourth quarter expenses showed decreases from both fourth quarter 2014 and sequential quarter comparisons. Both prior periods contain significant adjusting entries related to merger and other non-core activity. Adjusted, expenses were up $200,000, less than 1% sequentially, and rose $1.6 million or 6% from prior year levels. The linked quarter increase included small increases in areas like occupancy and data processing, somewhat offset by decreases in salary and benefits. Such volatility quarter-to-quarter can be expected. Compared to the year ago period, increases reflect investments we’ve made in our franchise including acquisitions, talent acquisition, and other investments in our business strategy, and variable costs associated with growth of the franchise.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated January 28, 2016

I want to remind you that first quarter typically faces decreased revenues from lower number of days in the quarter and noticeably higher expenses particularly in payroll tax and benefit costs. This dynamic will run against the positive impact of our continued growth. For the remainder of the year, we expect organic growth, combined with our in-market acquisitions, to drive efficiency down to the low 60s.

With that said, I wanted to turn back to a comment Denny made about goals for this year. We are providing an adjusted EPS target of $1 per share for 2016. This reinforces our continued progress on earnings performance. More importantly, this kind of performance signposts the results we believe our strategy can continue to provide.

We’re positioned to benefit from investments we've made and continue to make in our business strategy and franchise that will produce margin and operating leverage organically. We also have built a strong core funding franchise. More than half our deposits are solid core checking accounts, and our cost to deposits as a result is a low 12 basis points.

We anticipate that a rising rate environment in 2016 will illuminate the value of this customer base through improved net interest income and margin. Finally, we’re scheduled to close two acquisitions in the first half of the year, the Floridian acquisition scheduled late this quarter and the BMO Harris branch purchase late in the second quarter. These acquisitions both have strong IRRs and will be accretive to earnings per share excluding merger costs and short-term transaction-related expense.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated January 28, 2016

To put numbers to our outlook, we’re heading into 2016 with $0.19 per quarter run rate that translates to $0.76 per share annualized. The forward rate curve, and we use this rate curve as a best guess to what will happen in 2016, will add about $0.06 or more to our results. With those factors out of our control, the first rate hike did happen already and represents the sizeable portion of this success.

2016 M&A activity, again excluding non-recurring costs, will add $0.04 to $0.06, plus or minus, to our earnings as we successfully integrate operations. And this benefit will be an annuity as we have had great success in cross selling into and further growing in our acquired markets at a rate often in excess of our core franchise.

Finally, organic growth and core operating performance, definitely in our control, will add an additional $0.12 to $0.14 to our bottom line, and this operating leverage improvement is anticipated despite past and continued significant investment in our business model. So, as you look at these forward thoughts, you will note us coming into the year with the flattish first quarter, and our performance will accelerate as we go through the year.

We look forward to executing on 2016 as the next step in our business plan. With that said, now I’ll turn the call back over to Denny.

Dennis S. Hudson: Thank you very much, Steve. We’re happy to take a few questions.

Operator: Thank you. (Operator instructions.) Our first question is from Bob Ramsey of FBR. Please go ahead.

Dennis S. Hudson: Good morning.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated January 28, 2016

Bob Ramsey: Sorry about that. I had my mute button on. Good morning. I guess I was hoping maybe you could talk a little bit about the efficiency assumption that underlies your 2016 guidance. I'm curious not only where you see things overall, but maybe where you end the year once you have both of these acquisitions folded in?

Dennis S. Hudson: Steve, you want to take that?

Stephen A. Fowle: Yes. So, we anticipate with organic growth that we’ll have nice operating leverage, probably about 4% to 5% operating leverage as we go through the year on some really strong organic loan growth. That operating leverage will start to drive our efficiency ratio down, but as we pick up the acquisitions and integrate them and realize the efficiencies through those acquisitions, we think we can get our efficiency ratio down in the low 60s by the end of the year.

Dennis S. Hudson: And I think the key thought behind the acquisitions, we have a franchise in Orlando going into those transactions, and adding these two franchises on top of our existing investment there creates tremendous improvement in our operating leverage in that market. Lots of consolidation work will occur as a result of the combination and putting all three together, and so we have some pretty nice upside coming out of that, as Steve described earlier, in the path to $1 a share. I think continued good execution of our strategic plan really gets us there, and I'm pretty confident about it.

Bob Ramsey: Okay. You may have given this detail, and I might have missed it, but the BMO branch deal, I think the release said late 2Q is when you anticipate that closing. Is it fair to model it at June 30 or do you have the better sense of what the timing might look like?

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated January 28, 2016

Stephen A. Fowle: Yes. I think by June 30 we’ll have the transaction closed. Again, we’re expecting a late Q2 probably June-ish type of an integration.

Bob Ramsey: Okay. And can you remind me, is there much seasonality in the expense number in the first quarter for, I don’t know, annual increases or FICA or 401(k) match or anything else?

Stephen A. Fowle: Yes, there definitely is. So, first quarter, fee income is hurt because there is a shorter number of days. Expenses are hurt because we now have people in the company that haven’t capped on social security. We have payroll taxes as a result that are higher. We have bonus payments and 401(k) matches accelerate at that time of the year. So, typically Q1 for us and for most companies is a tough quarter, but as I was concluding my remarks I gave some insight in the fact that Q1 is probably pretty flattish to where we are.

Bob Ramsey: Okay, great. Thank you very much.

Dennis S. Hudson: And I think, Bob, the other thing to keep in mind is, as Steve said earlier, we see steady improvement as we go through the year, but we have the added boost of the additional size as we get into the second half of the year. And so again, we kind of start out flattish, have some nice growth, and then it really begins to accelerate as we hit the backend of the year and feel the positive impacts of the M&A. So, continued organic growth, the M&A impacts and also the cost opportunity that we laid out in our remarks really affect fully the back half of the year.

Bob Ramsey: Great. Thank you very much.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated January 28, 2016

Operator: Thank you. (Operator instructions.) And I’m showing no further questions, so I’ll turn the call back over to Denny Hudson.

Dennis S. Hudson: Okay, well, thank you very much for attending today, and we look forward to updating everybody following the conclusion of Q1. Thank you.

Operator: Thank you. And thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.